Exhibit 99.1

OpGen Announces Closing of $10 Million Private Placement

GAITHERSBURG, Md. (May 20, 2016) – OpGen, Inc. (NASDAQ: OPGN), a precision medicine company using molecular diagnostics and bioinformatics to combat infectious disease, announces the first closing of a private placement financing raising gross proceeds of $10.4 million.  The Company will use the net proceeds, after payment of offering expenses, to support the sales and marketing and continued research and development of the Company’s rapid diagnostic and Acuitas Lighthouse™ bioinformatics products and services, and for general corporate purposes.

Lead investors in the financing included Merck Global Health Innovation Fund (Merck GHI) and Sabby Management, LLC.   OpGen management and certain directors also participated in the financing. Cowen and Company acted as sole lead placement agent, Leerink Partners LLC acted as financial advisor, and Maxim Group LLC acted as co-placement agent to the Company for the financing.

“We are pleased that a prominent institutional healthcare investor has recognized our potential with its investment,” said Evan Jones, OpGen chairman and chief executive officer. “We view participation in our financing as validation of our efforts to fight infectious disease and combat and contain multidrug-resistant organisms, a growing healthcare emergency.”

The financing consisted of units sold at a price of $1.14375 per unit. Each unit consists of either one share of common stock, par value $0.01 per share, or one share of non-voting, convertible preferred stock, and one warrant to acquire 0.75 of one share of common stock. The Company issued an aggregate of 6,744,128 shares of common stock, 2,309,428 shares of preferred stock, and warrants to purchase 6,790,169 shares of common stock.   The warrants are exercisable beginning 90 days after the closing date, have an exercise price of $1.3125 per share of common stock and may be exercised for five years.

The private placement will be closed in two transactions, the second closing is expected to occur in mid-June 2016, following distribution by the company of an information statement to its stockholders describing the transaction.

The securities offered in this private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon the exercise of the warrants and the conversion of the preferred stock issued in this private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About OpGen
OpGen, Inc. is developing and deploying precision medicine tools to combat infectious disease in global healthcare settings, helping physicians improve patient outcomes by providing more rapid information about life-threatening infections and decreasing the spread of infections caused by multidrug-resistant microorganisms.  OpGen offers a full portfolio of in vitro diagnostic products and clinical laboratory services that employ state-of-the-art molecular diagnostics and bioinformatics.  Its QuickFISH® products are a suite of FDA-cleared and CE-marked diagnostics used to rapidly detect pathogens in positive blood cultures.  Clinical laboratory services utilize the Acuitas® products, including the MDRO Gene Test, the Resistome Test, microbial Whole Genome Sequence Analysis and Acuitas Lighthouse™ bioinformatics system designed to detect, type, track and trend antibiotic resistant organisms in real-time.  Learn more at www.opgen.com and follow OpGen on Twitter and LinkedIn.

OpGen Forward-Looking Statements
This press release includes statements relating to the expected proceeds from the Company’s private placement and the Company's products and services. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, risks related to the capital markets generally and the satisfaction of the closing conditions to the offering, the rate of adoption of our products and services by hospitals, the success of our commercialization efforts, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission (“SEC”), including our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, filed with the SEC on May 16, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

OpGen
Michael Farmer
Director, Marketing
(240) 813-1284
mfarmer@opgen.com
InvestorRelations@opgen.com

Investor Relations
LHA
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com

OpGen media
MacDougall Biomedical Communications
Cammy Duong
781-591-3443
cduong@macbiocom.com
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